GELSTAT NEWS

GelStat Corporation
Southpoint Office Center
1650 West 82nd Street, Suite 1200
Bloomington, MN  55431

CONTACTS:     John G. DeLisa                   Stephen C. Roberts, M.D.
              Investor Relations               Chief Executive Officer
              Toll Free: 866-910-2323          Info@GelStat.com
              Phone: 727-786-6100
              john@jgdis.com

FOR IMMEDIATE RELEASE

GELSTAT CORPORATION DECLARES 100% STOCK DIVIDEND

MINNEAPOLIS - SEPTEMBER  25, 2003 - GelStat  Corporation  (OTC  Bulletin  Board:
GSAC), a leading innovator in over-the-counter (OTC) consumer healthcare products, announced today a 100% stock dividend payable on or about October 20, 2003 to shareholders of record on October 6, 2003. Shareholders will receive one additional common share for each common share owned on the record date. The company's common stock trades on the OTC Bulletin Board under the symbol GSAC, with 2,585,885 common shares outstanding as of September 24, 2003.

ABOUT GELSTAT CORPORATION
GelStat Corporation is a development stage company engaged in research, development and marketing of over-the-counter (OTC) consumer healthcare products. Its first product, GelStatTM Migraine, is a patent pending OTC product intended to relieve the pain and associated symptoms of migraine and migraine-like headaches. GelStatTM Migraine was recently shown to be effective in relieving acute migraine pain and associated symptoms in a clinical study now completed and awaiting publication. Additional clinical trials are underway. Approximately 30 million Americans suffer from migraines, and up to 50 million people are afflicted with severe, migraine-like headaches. The World Health Organization considers migraine to be one of the five most debilitating illnesses worldwide. For more information, visit www.GelStat.com

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Gelstat Corporation Declares 100% Stock Dividend - Page 2


Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement other than a statement of historical fact should be considered a forward-looking statement. Such forward-looking statements are based on the Company's current expectations and involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among other things, there can be no assurances that any of GelStat's products will be successfully commercialized. Risks, uncertainties and assumptions also include the possibility that the market for the sale of certain products, or all products, may not develop as expected, or at all; and that development of these or future products may not proceed as planned. Other factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation and does not intend to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

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